EXHIBIT 10 (iii)(r)

                         SEVERANCE PROTECTION AGREEMENT

      This Severance Protection Agreement (the "Agreement") is made as of the 12th day of December, 2003, by and between Overseas Shipholding Group, Inc., a corporation incorporated under the laws of Delaware with its principal office at 511 Fifth Avenue, New York, New York 10017 (the "Company") and Robert N. Cowen (the "Executive").

                              W I T N E S S E T H:

      WHEREAS, the Company believes that the continuation and maintenance of a sound and vital management of the Company and its affiliates is essential to the protection and enhancement of the interests of the Company and its stockholders;

      WHEREAS, the Company also recognizes that the search for, and hiring of, a new chief executive officer ("CEO") of the Company may result in the departure or distraction of key employees of the Company to the detriment of the Company; and

      WHEREAS, the Company has determined that it is appropriate to take steps to induce key employees to remain with the Company, and to reinforce and encourage their continued focus and dedication.

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

      1. Term. The Protection Period under this Agreement shall commence on the Commencement Date, which shall be the earlier of (a) the date a written employment agreement is executed by the Company and an individual who shall serve as the new CEO of the Company or (b) the date a new CEO (other than an interim CEO) commences employment with

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the Company, and shall expire on the earlier of (a) eighteen (18) months following the Commencement Date or (b) the date of the Executive's termination of employment due to death, Disability (as defined in Section 2 below), retirement, resignation by the Executive with or without Good Reason (as defined in Section 2 below) or termination by the Company with or without Cause (as defined in Section 2 below).

      2. Termination. (a) If, during the Protection Period as provided in
Section 1 hereof, the Executive's employment with the Company is terminated by the Company without Cause (as defined below) or by the Executive for Good Reason (as defined below) the Executive shall be entitled to the amounts provided in
Section 3 as of the date of such termination (the "Termination Date").

      (b) For purposes of this Agreement, the following definitions shall apply:

            (i) Resignation for Good Reason. For purposes of this Agreement, Resignation for Good Reason shall mean a resignation by the Executive effected by a written notice of termination to the Company following the Executive's thirty (30) day written notice to the Company of the occurrence of a Good Reason event which is not materially cured by the Company within such thirty (30) day period. "Good Reason" shall mean the occurrence of any of the following events without the Executive's express written consent: (A) any material diminution in the Executive's role, duties, responsibilities or authority, or the assignment to the Executive of duties and responsibilities materially inconsistent with his position, except in connection with the Executive's termination of employment for Cause or as a result of the Executive's death, or temporarily as a result of the Executive's incapacity or other absence; (B) a reduction in the Executive's annual base salary; or (C) a relocation of the Executive's principal

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business location to an area outside of a fifty (50) mile radius of the
Executive's current principal business location and the Executive's home.

            (ii) Termination Without Cause. A termination without Cause shall be a termination by the Company other than for Cause or Disability (each as defined below).

      (A) As used herein, the term "Cause" shall mean: (I) the engaging by the Executive in willful misconduct either (x) involving the Company or its assets, business or employees, or (y) which is materially injurious to the Company economically or to the Company's reputation; (II) the Executive's conviction or indictment for (or pleading guilty or nolo contendere to) (x) a felony, or (y) any other crime involving any financial or moral impropriety, or (z) any other crime which, in the determination of the Board of Directors of the Company (the "Board") would materially interfere with the Executive's ability to perform his services to the Company or otherwise be materially injurious to the Company economically or otherwise; (III) the continued and substantial failure by the Executive to perform his duties with the Company (other than a failure resulting from Executive's incapacity due to physical or mental illness or injury), which failure has continued for a period of at least ten (10) days after written notice thereof from the Company; (IV) the breach by the Executive of any material provisions of any agreement with the Company, which breach is not cured within ten (10) days after written notice thereof from the Company; or (V) refusal to follow the legal written direction of the Board or a more senior officer within five (5) business days of it being given, provided that the foregoing refusal shall not be "Cause" if the Executive, in good faith, believes that such direction is illegal and Executive promptly so notifies the Board.

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      (B) As used herein, the term "Disability" shall mean the Executive's failure to perform his material duties and responsibilities as a result of physical or mental illness or injury for one hundred eighty (180) days during a three hundred sixty-five (365) day period.

      3. Severance Compensation. If, pursuant to Section 2, the Executive is entitled to amounts and benefits under this Section 3, the Company shall, subject to the provisions hereof, (a) pay to the Executive at the same time as such amounts would be paid to the Executive if he had remained an employee (i) for twenty-four (24) months an amount based on the Executive's highest annual base salary rate in effect during the six (6) month period immediately prior to his termination, less legally required taxes and any sums owed by the Executive to the Company, (ii) subject to submission of documentation, any incurred but unreimbursed business expenses for the period prior to termination payable in accordance with the Company's policies and practices, and (iii) any base salary, bonus, vacation pay or other compensation accrued or earned under law or in accordance with the Company's policies applicable to the Executive but not yet paid; (b) pay to the Executive any other amounts or vested benefits due under applicable employee benefit (including, without limitation any Supplemental Executive Retirement Plan), equity or incentive plans of the Company then in effect, applicable to the Executive as shall be determined and paid in accordance with such plans; and (c) provide for the benefit of the Executive and the Executive's eligible dependents for a period ending at the earliest of (i) the Executive and the Executive's eligible dependents ceasing to be eligible under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), (ii) eighteen (18) months following the Executive's Termination Date and (iii) the Executive's commencement of other substantially full-time employment (such period to be counted against the COBRA continuation coverage period), at the Company's expense (subject to the Executive

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paying the same portion of premiums he paid as an active employee), continued
coverage under the Company health plans in which the Executive and the Executive's eligible dependents participated immediately prior to the Termination Date (or replacement plans therefor) .

      4. Acceptance and Release. Any and all amounts payable and benefits or additional rights provided pursuant to Sections 3(a) and 3(c) of this Agreement shall only be payable if the Executive delivers to the Company the attached Acceptance Form and Release (Exhibit A) discharging all claims of the Executive which may have occurred up to the Termination Date (with such changes therein as may be necessary to make it valid and encompassing under applicable law) within twenty-one (21) days of presentation thereof by the Company to the Executive. Notwithstanding anything herein to the contrary, if the Executive materially breaches any of the provisions of Section 6 of this Agreement, the Company may cease all payments and benefits due to the Executive under Sections 3(a) and 3(c) hereof (other than as required by law).

      5. No Duty to Mitigate/Set-off. The Company agrees that if the Executive's employment with the Company is terminated pursuant to this Agreement during the term of this Agreement, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. The amounts due under
Section 3 are inclusive, and in lieu of, any amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset against the amount due hereunder.

      6. (a) Confidentiality and Cooperation. The Executive shall not at any time during the term of this Agreement, or thereafter, directly or indirectly, for any reason

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whatsoever, communicate or disclose to any unauthorized person, firm or corporation, or use for the Executive's own account, without the prior written consent of the Board, any proprietary processes, trade secrets or other confidential data or information of the Company and its related and affiliated companies concerning their businesses or affairs, accounts, products, services or customers, it being understood, however, that the obligations of this Section shall not apply to the extent that the aforesaid matters (i) are disclosed in circumstances in which the Executive is legally required to do so, provided that the Executive gives the Company prompt written notice of receipt of notice of any legal proceedings so as the Company has the opportunity to obtain a protective order, or (ii) become known to and available for use by the public other than by the Executive's wrongful act or omission. During and after his employment, the Executive shall cooperate with the Company or its counsel in connection with any matter, investigation, proceeding or litigation regarding any matter in which the Executive was involved during his employment with the Company or to which the Executive has knowledge based on his employment with the Company.

            (b) Nonsolicitation. During the Executive's employment with the Company and for the one (1) year period thereafter, the Executive agrees that he will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, induce, hire or retain any employee of the Company to leave the employ of the Company or to accept employment or retention as an independent contractor with, or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or take any action to assist or aid any other person, firm, corporation or other entity in identifying, soliciting, hiring or retaining any such employee (provided the Executive may serve as a reference after he is no longer employed by the Company but not with regard to any entity

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with which he is affiliated or from which he is receiving compensation).
Furthermore, during the Executive's employment with the Company and for the one
(1) year period thereafter, the Executive will not solicit or induce any customer of the Company to purchase goods or services offered by the Company from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

            (c) Agreement to Not Disparage. The Executive agrees that while employed by the Company and thereafter, he will not make any statements that disparage the Company or its employees, officers, directors, products or services. Notwithstanding the foregoing, truthful statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) by the Executive shall not be subject to this Section 6(c). Traditional competitive statements made by the Executive but not based on his employment with the Company, also shall not be deemed a violation of the foregoing if the Executive is in a competitive position.

            (d) Equitable Relief and Other Remedies. Because the Company's remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate, the Executive acknowledges and agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

            (e) Reformation. If it is determined by a court of competent jurisdiction that any restriction in this Section 6 is excessive in duration or scope or is unreasonable or unenforceable, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted.

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            (f) Survival of Provisions. The obligations contained in this
Section 6 shall survive the termination, separation, or expiration of the Executive's employment with the Company and shall be fully enforceable thereafter.

      7. Employee Benefit Plans. The amounts and benefits specified in Section 3 hereof shall not be paid to the Executive as an employee and the Executive shall not be eligible to participate in employee benefit plans maintained by the Company during such period except as specifically provided herein. Amounts paid pursuant to Section 3 shall not be taken into account for purposes of determining contributions to or calculating accrued benefits under the employee benefit plans maintained by the Company.

      8. Non-Resignation. In consideration of this Agreement, the Executive agrees that he shall not resign from the Company without Good Reason for at least one hundred eighty (180) days from the date of this Agreement.

      9. Successors; Binding Agreement. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform the Agreement if no such succession had taken place. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate, as if the Executive

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had continued to live. This Agreement is personal to the Executive and neither this Agreement nor any rights or obligations hereunder may be assigned by the Executive.

      10. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the CEO or other such officer as may be specifically designated by the Board. No waiver of a breach under this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at any time. This Agreement constitutes the entire Agreement between the Executive and the Company with respect to the severance protection offered by the Company to the Executive, except as may be provided in any other written agreement. This Agreement is being executed for a limited purpose and for a specified Protection Period (as set forth in Section 1 hereof). This Agreement does not confer or impose any severance protection for the Executive following the termination of the Protection Period. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either the Executive or the Company which are not expressly set forth in this Agreement. All references to any law shall be deemed also to refer to any successor provisions to such laws.

      11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      12. Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be delivered personally, or sent by registered mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or, if

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mailed, five (5) days after the date of deposit in the United States mails.
Notices and communications shall be delivered or sent to the following addresses:

                  (i)   If to the Company, to:
                        Overseas Shipholding Group, Inc.
                        511 Fifth Avenue
                        New York, New York 10017
                        Attention: Chairman or CEO

                  (ii) If to the Executive, to his or her last shown address on the books of the Company.

      Any party may designate another address or person for receipt of notices hereunder by providing notice as specified in this Section 12.

      13. Service with Any Subsidiary. For purposes of this Agreement, employment with any subsidiary shall be deemed to be employment by the Company and references to the Company shall include all such entities, except that the payment obligation hereunder shall be solely that of the Company.

      14. Separability. If any provisions of this Agreement (including Exhibit
A) shall be declared to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity of the remaining provisions of this Agreement, including Exhibit A.

      15. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive, equity or other plan or program provided by the Company for which the Executive may qualify, nor shall anything herein (except Section 6) limit or otherwise prejudice such rights as the Executive may have under any other currently existing plan, agreement as to employment or termination from

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employment with the Company or statutory entitlements. Amounts that are vested benefits or those which the Executive is otherwise entitled to receive under any plan or program of the Company, at or subsequent to the Termination Date, shall be payable in accordance with such plan or program, except as otherwise specifically provided herein. Notwithstanding the foregoing, the Executive shall not be entitled to received duplicative severance payments and benefits and, to the extent that the Executive is entitled to severance payments and benefits under any other plan or agreement (for example, the Change of Control Agreement, dated October 21, 1996, as amended on March 24, 1999, February 14, 2001 and June 21, 2002 between the Company and the Executive), the Executive shall be entitled to the greater of the payments and benefits thereunder or hereunder but not under both plans or agreements.

      16. At Will Employment. This Agreement does not constitute a contract of employment and, subject to any other agreement between the Executive and the Company, the Company reserves the right to terminate the Executive's employment at any time with or without reason or notice (unless otherwise prohibited by law), subject to the payment provisions hereof.

      17. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law.

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      IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand as of the date first set forth above.

                                          OVERSEAS SHIPHOLDING GROUP, INC.


                                          By: /s/ Morton P. Hyman
                                              ----------------------------------
                                          Name:  Morton P. Hyman
                                          Title: Chairman, President and Chief
                                                 Executive Officer


                                          ROBERT N. COWEN

                                          /s/ Robert N. Cowen
                                          --------------------------------------

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                                    EXHIBIT A

                           ACCEPTANCE FORM AND RELEASE

Release

      1. I agree and acknowledge that the payments and other benefits provided pursuant to the Severance Protection Agreement ("Agreement"), dated _________:
(i) are in full discharge of any and all liabilities and obligations of the Company to me, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between me and the Company; and
(ii) exceed any payment, benefit, or other thing of value to which I might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between me and the Company.

      2. (a) In consideration for the payments and benefits to be provided to me pursuant to the Agreement, I forever release and discharge the Company from any and all claims. This includes claims that are not specified in this Agreement, claims of which I am not currently aware, claims under: (i) the Age Discrimination in Employment Act, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Americans with Disabilities Act, as amended;
(iv) the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit pension plan of the Company in accordance with the terms and conditions of such plan and applicable law); (v) the Workers' Adjustment and Retraining Notification Act;
(vi) the Family and Medical Leave Act; (vii) any claim under the New York State Human Rights Law and the New York City Administrative Code; (viii) any other claim (whether based on federal, state, or local law, statutory or decisional)

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relating to or arising out of my employment, the terms and conditions of such employment, the separation of such employment, and/or any of the events relating directly or indirectly to or surrounding the separation of that employment, including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (ix) any claim for attorneys' fees, costs, disbursements and/or the like. Notwithstanding anything herein to the contrary, the sole matters to which this Release does not apply are (i) the rights of indemnification and directors and officers liability insurance coverage to which I was entitled immediately prior to my termination; and (ii) my rights under any tax-qualified pension plan or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or under COBRA.

            (b) This release applies to me and to anyone who succeeds to my rights, such as my heirs, executors, administrators of my estate, trustees, and assigns. This release is for the benefit of (i) the Company, (ii) any related corporation or entity, (iii) any director, officer, employee, or agent of the Company or of any such related corporation or entity, or (iv) any person, corporation or entity who or that succeeds to the rights of the Company or of any such person, corporation or entity.

      3. I acknowledge that I: (a) have carefully read in their entirety the Agreement, the Acceptance Form and Release [and the information attached as Appendix I provided pursuant to the Older Workers Benefit Protection Act]; (b) have had an opportunity to consider fully for at least twenty-one (21) days the terms of the Agreement, the Acceptance Form and Release [and information attached as Appendix I]; (c) have been advised by the Company in writing to consult with an attorney of my choosing in connection with the Agreement, Acceptance Form and

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Release [and the information attached as Appendix I]; (d) fully understand the significance of all of the terms and conditions of the Agreement, Acceptance Form and Release [and the information attached as Appendix I], and have discussed them with my independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to my satisfaction any questions I have asked with regard to the meaning and significance of any of the provisions of the Agreement, the Acceptance Form and Release [and the information attached as Appendix I]; and (f) am signing this Acceptance Form and Release voluntarily and of my own free will and assent to all the terms and conditions contained herein and contained in the Agreement, Acceptance Form and Release.

      4. I understand that I will have twenty-one (21) days from the date of receipt of the Agreement, Acceptance Form and Release [and information attached as Appendix I] to consider the terms and conditions of those documents. I may accept the Agreement by signing the Acceptance Form and Release and returning them to ___________________. After executing the Acceptance Form and Release and returning them to ___________________, I shall have seven (7) days (the" Revocation Period") to revoke this Agreement by indicating my desire to do so in writing delivered by no later than 5:00 p.m. on the seventh (7th) day following the date I sign and return the Acceptance Form and Release. The effective date of the Agreement shall be the eighth (8th) day following my signing and return of the Acceptance Form and Release. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event I do not accept the Agreement, or in the event I revoke the Acceptance Form and Release during the Revocation Period, the Agreement, including but not limited to the obligation of the Company to provide the payments and other benefits, shall be deemed automatically null and void.

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Print Name:___________________________           Date: _________________
                   Employee


Signature:____________________________
                   Employee

STATE OF NEW YORK         )
                          ) ss:
COUNTY OF ___________     )

      On this __ day of ________ _____, before me personally came
_______________ to be known and known to me to be the person described and who executed the foregoing Release, and (s)he duly acknowledged to me that (s)he executed the same.


      _____________________________

            Notary Public

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                           ACCEPTANCE FORM AND RELEASE

Acceptance Form:

I have read the Severance Protection Agreement, dated ______ ("Agreement") and the accompanying Release [and the information attached as Appendix I] and hereby accept the benefits provided under the Agreement, subject to the terms and conditions set forth in the Agreement and Release.


Print Name:________________________                Date: _______________
                          Employee


Signature:_________________________
                          Employee

         STATE OF NEW YORK       )
                                 ) ss:
         COUNTY OF ___________   )

      On this __ day of ________ _____, before me personally came
_______________ to be known and known to me to be the person described and who executed the foregoing Acceptance Form, and (s)he duly acknowledged to me that
(s)he executed the same.


____________________________
Notary Public